EXHIBIT 99.1

News Release:	February 22, 2012
Contact:	Connie Waks
206.340.2305 • cwaks@fhlbsea.com

Federal Home Loan Bank of Seattle Announces
2011 Unaudited Preliminary Financial Highlights
Seattle - Today, the Federal Home Loan Bank of Seattle (Seattle Bank) announced preliminary financial highlights for the year ended December 31, 2011, reporting $83.5 million of net income, compared to $20.5 million of net income in 2010. The bank attributes the increase in its net income primarily to a $73.9 million gain from the sale of $1.3 billion of mortgage loans and to lower credit-related charges on private-label mortgage-backed securities (MBS) determined to be other-than-temporarily impaired.
The Seattle Bank recorded $91.2 million of additional credit losses on its private-label MBS for the year ended December 31, 2011, compared to $106.2 million of credit losses in 2010. The additional losses in both periods were due to changes in assumptions regarding future housing prices, foreclosure rates, loss severity rates, and other economic factors, and their adverse effects on the mortgages underlying these securities.
As a result of its 2011 income, the Seattle Bank will contribute $9.3 million to its 2012 Affordable Housing Program (AHP) to support the acquisition, development, and rehabilitation of affordable rental and owner-occupied housing for low- and moderate-income households.
“Our 2011 results reflect thoughtful decisions made and actions taken by our board and management team during what has been another challenging year for our economy, our industry, and our cooperative," said Seattle Bank President and CEO Mike Wilson. “In 2012, we look to build on the progress we've made in stabilizing our business as we continue our efforts to deliver products and services that support our members' businesses and improve the communities they serve.”
Financial Highlights
The Seattle Bank reported net interest income of $96.0 million for the year ended December 31, 2011, compared to $176.1 million in 2010. While favorably impacted by lower funding costs, net interest income was adversely affected by a lower balance of mortgage loans held for portfolio, reduced advance demand, and lower returns on short-term and variable interest-rate investments. Including the effect of interest-rate swaps hedging certain of the bank's available-for-sale securities, adjusted net interest income (a non-GAAP measure) was $144.6 million for the year ended December 31, 2011, compared to $193.0 million in 2010.
Advances outstanding declined to $11.3 billion as of December 31, 2011, from $13.4 billion as of December 31, 2010, primarily due to reduced demand for wholesale funding and maturing advances. Demand for wholesale funding, including Federal Home Loan Bank advances, remained generally weak in 2011 as many financial institutions continued to experience high levels of retail customer deposits and low loan demand.
Total assets declined to $40.2 billion as of December 31, 2011, from $47.2 billion as of December 31, 2010, due to declines in advance, investment, and mortgage loan balances.
Total capital increased to $1.3 billion as of December 31, 2011, from $1.2 billion as of December 31, 2010, primarily due to the bank's increased net income and to a $56.3 million improvement in its accumulated other comprehensive loss (AOCL). Improvement in the bank's AOCL was primarily due to increases in the fair values of available-for-sale securities determined to be other-than-temporarily impaired.

Total regulatory capital increased to $3.0 billion as of December 31, 2011, compared to $2.9 billion as of December 31, 2010. As of December 31, 2011, the Seattle Bank held a risk-based capital surplus of $866.3 million.
Retained earnings increased to $156.9 million as of December 31, 2011, from $73.4 million as of December 31, 2010, due to 2011 net income.
As of December 31, 2011, the Seattle Bank had a total regulatory capital-to-assets ratio of 7.36 percent and a regulatory leverage ratio of 10.84 percent, compared to 6.08 percent and 8.96 percent respectively, as of December 31, 2010.
As of December 31, 2011, the Seattle Bank continued to meet all of its regulatory capital requirements, but remains classified as "undercapitalized" by the Federal Housing Finance Agency (Finance Agency).
Key Metrics Update
The Seattle Bank expects to experience fluctuations in its financial performance as it continues to work through a challenging economy. In addition to a variety of other measures, the bank tracks its progress in achieving its business goals using the following key metrics:

•
Market value of equity (MVE) to par value of capital stock (PVCS) ratio. As of December 31, 2011, the bank's MVE to PVCS ratio decreased slightly to 74.4 percent from 75.7 percent as of December 31, 2010.

•	Retained earnings. As of December 31, 2011, retained earnings increased to $156.9 million, from $73.4 million as of December 31, 2010.

•
Return on PVCS vs. federal funds. The bank's return on PVCS for the year ended December 31, 2011 was 2.98 percent, compared to 0.73 percent in 2010. The average federal funds effective rate for the year ended December 31, 2011 was 0.10 percent, compared to 0.18 percent in 2010.

Consent Arrangement
The Seattle Bank continues to address the requirements of the Consent Order issued by the Finance Agency, effective October 25, 2010 (collectively, with related understandings with the Finance Agency, the Consent Arrangement). As of December 31, 2011, the bank met all minimum financial requirements under the Consent Arrangement. The Consent Arrangement clarifies the steps the bank must take to stabilize its business, improve its capital classification, and return to normal operations, including repurchasing, redeeming, and paying dividends on its capital stock. A discussion of the Seattle Bank's actions with regard to the Consent Arrangement will be included in its 2011 Form 10-K, which the bank expects to file with the Securities and Exchange Commission (SEC) by March 30, 2012.
Unaudited Selected Financial Data ($ in thousands)

Selected Statement of Condition Data	As of December 31, 2011	As of December 31, 2010
Investments (1)	$27,368,059	$30,499,036
Advances	11,292,319	13,355,442
Mortgage loans held for portfolio, net (2)	1,356,878	3,208,954
Total assets	40,183,674	47,207,970
Consolidated obligations, net	37,255,103	44,075,522
Total capital stock	1,739,677	1,776,149
Retained earnings	156,899	73,396
Accumulated other comprehensive loss	(610,612)	(666,906)
Total capital (3)	1,285,964	1,182,639

	For the Years Ended December 31,
Selected Statement of Income Data	2011	2010	2009
Net interest income (4)	$96,005	$176,051	$214,594
Net other-than-temporary impairment credit loss	(91,176)	(106,197)	(311,182)
Other non-interest income (loss) (5)	154,814	20,176	(11,999)
Total other expense	66,862	62,129	53,022
Total assessments (6)	9,278	7,402	33
Net income (loss)	83,503	20,499	(161,642)

(1)	Consists of securities purchased under agreements to resell, federal funds sold, available-for-sale securities, and held-to-maturity securities.
(2)	Reflects the Seattle Bank's July 2011 sale of $1.3 billion of conventional mortgage loans. This sale resulted in a gain of $73.9 million, which is recorded in other non-interest income.
(3)	Excludes mandatorily redeemable capital stock, which totaled $1.1 billion and $1.0 billion as of December 31, 2011 and 2010. Mandatorily redeemable capital stock is included in regulatory capital.
(4)	Includes provision for credit losses on mortgage loans held for portfolio of $3.9 million, $1.2 million, and $626,000 for the years ended December 31, 2011, 2010, and 2009.
(5)	Includes gain on derivatives and hedging activities, loss on early extinguishments of consolidated obligations, service fees, and other non-interest income. Also see notes 2 and 4 above.
(6)
Historically included both AHP and Resolution Funding Corporation (REFCORP) assessments. On August 5, 2011, the Finance Agency certified that the Federal Home Loan Banks had fully satisfied their REFCORP obligation with their payments made based on June 30, 2011 financial results.

Use of Non-GAAP Financial Measure - Reconciliation of Adjusted Net Interest Income to Net Interest Income
The Seattle Bank uses adjusted net interest income (a Non-GAAP measure) in its internal analysis of results and the management of its business and believes that this metric may be helpful to investors in evaluating the bank's financial performance, identifying trends, and making meaningful period-to-period comparisons.
The Seattle Bank defines adjusted net interest income as net interest income determined in accordance with GAAP, adjusted for the effect of the change in fair value of interest-rate swaps hedging certain of the bank's available-for-sale securities. These investments were purchased at significant premiums and have been designated in benchmark fair value hedging relationships with interest-rate swaps that included significant up-front fees.
Although the gains recorded on the periodic valuation of the interest-rate swaps substantially offset the premium amortization on the associated available-for-sale securities and both are recorded on the statements of income, amortization of the premium is recorded in interest income and changes in fair value of the interest-rate swaps are recorded in other income (loss). We believe adjusting net interest income for the effect of the fair value adjustments on the interest-rate swaps allows for a consistent comparison of net interest income across reporting periods.

The following table presents a reconciliation of net interest income reported under GAAP to adjusted net interest income for the years ended December 31, 2011 and 2010. Because there was no equivalent hedging activity during 2009, adjusted net interest income equals net interest income for that year.

	For the Years Ended December 31,
	2011	2010
(in thousands)
GAAP net interest income	$96,005	$176,051
Gain on derivatives and hedging activities on interest-rate swaps hedging certain available-for-sale securities *	48,607	16,939
Adjusted net interest income	$144,612	$192,990

*
Premium amortization on certain available-for-sale securities totaled $50.1 million and $17.1 million for the years ended December 31, 2011 and 2010. Gains on derivatives and hedging activity are recorded in other non-interest income, while premium amortization is recorded in interest income.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Non-GAAP measures should not be considered in isolation or as a substitute for analyses of results reported under GAAP.
About the Seattle Bank
The Seattle Bank is a financial cooperative that provides liquidity, funding, and services to enhance the success of its members and support the availability of affordable homes and economic development in the communities they serve. The Seattle Bank's funding and financial services enable approximately 350 member institutions to provide their customers with greater access to mortgages, commercial loans, and funding for affordable housing and economic development.
The Seattle Bank serves the states of Alaska, Hawaii, Idaho, Montana, Oregon, Utah, Washington, and Wyoming, as well as the U.S. territories of American Samoa and Guam, and the Commonwealth of the Northern Mariana Islands. Our members include commercial banks, credit unions, thrifts, industrial loan corporations, and insurance companies.
The Seattle Bank is one of 12 Federal Home Loan Banks in the United States. The Federal Home Loan Banks commit 10 percent of their annual income to affordable housing and, together, represent one of the country's largest private sources of funding for affordable housing, as well as liquidity and funding for community financial institutions.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including preliminary highlights of financial statements as of and for the year ended December 31, 2011, on which the Seattle Bank's external auditor has not completed its audit. Forward-looking statements are subject to known and unknown risks and uncertainties. Actual financial performance and condition, as well as other actions, including those relating to the Consent Arrangement, may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, completion of the review of the bank's financial condition and operations for the year ended December 31, 2011, changes in general economic and market conditions (including effects on, among other things, U.S. debt obligations and mortgage-related securities), regulatory and legislative actions and approvals (including those of the Finance Agency), business and capital plan and policy adjustments and amendments, demand for advances, the Seattle Bank's ability to meet adequate capital levels, accounting adjustments or requirements (including changes in assumptions and estimates used in the bank's financial models), changes in the bank's management and Board of Directors, competitive pressure from other Federal Home Loan Banks and alternative funding sources, interest-rate volatility, shifts in demand for our products and consolidated obligations, changes in projected business volumes, the bank's ability to appropriately manage its cost of funds, the cost-effectiveness of the bank's funding, changes in the bank's membership profile or the withdrawal of one or more large members, and hedging and asset-liability management activities. Additional factors are discussed in the Seattle Bank's most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q filed with the SEC. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement.